Industrial Product Sales Contract

Contract No: 2006-7-28

Date: July 28 2006

The Seller: Inner Mongolia Wulatehouqi Qianzhen Ore Processing Co., Ltd

The Buyer: Baiyin Non-Ferrous Metal Group. Co., Ltd

Location: Baiyin City of Gansu Province

Article1: Name of Commodity and Specification:

Name	Specification	Location of supplier	Unit	Qty	Monthly supply
Zinc Concentrates	Zn≥45%	Linhe	Ton (metal)	500	Based on the number of train wagons

Article 2: Destination:

If transportation manner is by railway, the destination is the special railway line of the Buyer by the receiver of Baiyin Non-Ferrous Metal Group. Co., Ltd.

Article 3: Terms of Transportation:

The Seller is responsible for transportation of goods, and payment for the freight. The product will be transported by railway and road.

Article 4: Terms of Packing:

In bulk.

Article 5: Payment:

The payment for each lot of goods should be paid in advance before delivery.

Article 6: Assay and Acceptance:

The Buyer is responsible for weighing and assaying the goods, the results are the basis for payment. If two parties haves disagreement on the check and acceptance, arbitration can be executed, and arbitration should be made in 60 days from disagreement date.

Article 7: Responsibility of Breach

Both parties shall abide Law of Contract on the obligations of breach and Laws on the environment protection.

Article 8: Any disputes arising from the contract will be settled through friendly consultations through both parties. In case no settlement can be reached through consultations, the disputes will be submitted to the Arbitration Committee of Baiyin City for arbitration.

Article 9: Terms of Price:

Taking 50% grade of zinc concentrate as basis, if the current monthly average spot price of zinc1# lower than 20,000 Yuan RMB/ton (including  20,000 Yuan RMB) according to the Shanghai Nonferrous Metals website, the price of zinc concentrates is decided to be accordingly deducted by 6,300 Yuan RMB/ton.. According to the Shanghai Nonferrous Metals website, if the monthly average spot price of zinc 1# is over 20,000 Yuan RMB/ton, the price of zinc concentrates will be confirmed to calculate as 20000 Yuan RMB/ton plus 80%of the exceeded part of the price.

1)

When the main grade of zinc between 51% and 54%, if the main grade  increases one percentage (1%), the price will be increased by 20 Yuan RMB/metal ton; when the main grade of zinc between 48% and 50% decreases one percentage (1%), the price will be reduced by 20 Yuan RMB/metal ton; if the main grade between 45% and 48%, the main grade decreases 1%, the price will be reduced by 30 Yuan RMB/metal ton; if the main grade between 40% and 45%, if the main grade decreases one percentage (1%), the price will be reduced by 50 Yuan RMB/metal ton.

2)

In condition that the content of Sio2 is over or equals to 4%, if Sio2 increases 0.1%, the Buyer shall deduct 5 Yuan RMB per ton.

3)

The Seller should provide 13% value added tax invoice to the Buyer after five days when the Seller receive the bill of settlement.

Article 10: This contract made out in five copies, three copies for buyer and two for seller. The unmentioned items of this contract can be settled through consultations through both parties.

Article 11: This contract is valid till Dec. 31, 2006.

 (Signature):

The Seller: Inner Mongolia Wulatehouqi Qianzhen Ore Processing Co., Ltd

Legal Representative: /s/

The Buyer: Baiyin Non-Ferrous Metal Group. Co., Ltd

Legal Representative: /s/